Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN CLOSES ON AMENDED AND RESTATED $700 MILLION CREDIT FACILITY

BLOOMFIELD, Connecticut (May 6, 2015) - (NYSE:KAMN) Kaman Corporation announced that today it has closed on an amended and restated $700 million credit facility. The new credit facility amends and restates the Company’s prior credit facility to, among other things: (i) extend the maturity date to May 6, 2020; (ii) increase the aggregate amount of revolving commitments from $400 million to $600 million; (iii) reinstate the aggregate amount of outstanding Term Loans to $100 million; (iv) modify the affirmative and negative covenants set forth in the facility; and (v) effectuate a number of additional modifications to the terms and provisions of the facility, including its pricing.

The amended and restated facility is collateralized by the Company’s tangible and intangible personal property and other assets, including the stock and assets of its material domestic subsidiaries that are guarantors of the facility, and includes a typical financial covenant package, which the company believes reflects current market terms and conditions. The facility includes an accordion feature that allows the company to increase the aggregate amount available to up to $900 million with additional commitments from the lenders.

“The amended and restated credit facility provides us with increased flexibility and liquidity to execute our growth strategy. We are pleased with the strong support of our lenders, all of whom have renewed their commitments to Kaman,” stated Senior Vice President and Chief Financial Officer, Robert D. Starr.

The facility was brought to market by Joint Bookrunners and Joint-Lead Arrangers J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Citizens Bank, N.A.

About Kaman Corporation

Kaman Corporation (NYSE:KAMN), which was founded in 1945 by aviation pioneer Charles H. Kaman is headquartered in Bloomfield, Connecticut. Kaman conducts business in the aerospace and distribution markets.  The Company is a leading distributor of industrial parts, and operates more than 250 customer service centers and five distribution centers across the United States and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. More information is available at www.kaman.com.

Contact:
Eric Remington, VP, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com